UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 29, 2015

XENOPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51329	94-3330837
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3410 Central Expressway

Santa Clara, California 95051

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 616-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Closing of Convertible Senior Notes Offering

On February 3, 2015, XenoPort, Inc. (the “Company”) issued $115.0 million aggregate principal amount of its 2.50% Convertible Senior Notes due 2022 (the “Notes”) to the initial purchaser (the “Initial Purchaser”), who subsequently resold the Notes to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes sold in the offering include $15.0 million aggregate principal amount of Notes sold to the Initial Purchaser pursuant to its option, solely to cover over-allotments, which was exercised in full on January 29, 2015.

The Company estimates that the net proceeds from the offering of the Notes will be approximately $111.4 million, after deducting the Initial Purchaser’s discount and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering to continue to commercialize HORIZANT, for further clinical development, including with respect to its XP23829 product candidate, and for general corporate purposes.

The Notes and the Indenture

The Notes were issued pursuant to an Indenture, dated as of February 3, 2015 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee. Interest on the Notes will be payable semi-annually in cash in arrears on February 1 and August 1 of each year, beginning on August 1, 2015, at a rate of 2.50% per year. The Notes mature on February 1, 2022 unless earlier converted or repurchased. The Notes are not redeemable prior to the maturity date, and no “sinking fund” is provided for the Notes.

The Notes are convertible at an initial conversion rate of 93.2945 shares of the Company’s common stock per $1,000 principal amount of the Notes, subject to adjustment under the Indenture, which is equal to an initial conversion price of approximately $10.72 per share of common stock. Upon conversion, the Notes may be settled in shares of the company’s common stock, together with a cash payment in lieu of delivering any fractional share. The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, the Company will increase the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event in certain circumstances.

If the Company undergoes a “fundamental change” (as defined in the Indenture) prior to the maturity date of the Notes, holders may require the Company to repurchase all or part of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Notes are the Company’s general unsecureobligations and will rank senior in right of payment to all of the Company’s indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment with all of the Company’s existing and future liabilities that are not so subordinated; effectively junior to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities of any of the Company’s future subsidiaries (including trade payables).

The Indenture includes customary terms and covenants, including certain events of default after which the Notes may be due and payable immediately. The following events are considered “events of default,” which may result in acceleration of the maturity of the Notes:

(1)	default by the Company in any payment of interest on any Note when due and payable and the default continues for a period of 30 days;

(2)	default by the Company in the payment of principal of any Note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)	failure the Company to comply with its obligation to convert the notes in accordance with the Indenture upon exercise of a holder’s conversion right, and such failure continues for a period of three business days;

(4)	failure by the Company to comply with its notice obligations in connection with a fundamental change or a make-whole fundamental change, in each case when due, and if such failure continues for a period of three business days, as provided in the Indenture;

(5)	failure by the Company to comply with its obligations under the Indenture with respect to consolidation, merger or sale of assets of the Company;

(6)	failure by the Company for a period of 60 days after written notice from the trustee or the holders of 25% or more of aggregate principal amount of the Notes then outstanding has been received by the Company to comply with any of its agreements under the Notes or the Indenture;

(7)	default by the Company or any of its subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $15.0 million (or its foreign currency equivalent) in the aggregate of the Company and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created:

(i)	resulting in such indebtedness becoming or being declared due and payable, or

(ii)	constituting a failure to pay the principal or interest of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration or acceleration or otherwise if such default is not cured or waived, or such acceleration is not rescinded within 60 days;

(8)	a final judgment for payment of $15.0 million (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) is rendered against the Company or any of its subsidiaries, which judgment is not discharged or stayed within 60 days after (i) the date on which all rights to appeal thereof has expired if no such appeal has commenced or (ii) the date on which all rights to appeal have been extinguished; or

(9)	certain events of bankruptcy, insolvency or reorganization of the Company or any of its significant subsidiaries, as defined under Rule 1-02(w) of Regulation S-X.

The foregoing description of the Notes, the Indenture and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Indenture, which is filed as Exhibit 4.1 to this report and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 and Item 8.01 of this report is incorporated by reference into this Item 3.02.

Item 3.03. Material Modification to Rights of Security Holders

On January 29, 2015, the Company entered into Amendment No. 1 to Rights Agreement, originally entered into on December 15, 2005 (the “Rights Agreement”), with Computershare Inc., successor rights agent to Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC), as rights agent (the “Amendment”). The Amendment was entered into in connection with the Notes offering (described in Item 1.01 above) and accommodates the structure of a “blocker” in the Notes such that no holder of the Notes will be entitled to receive shares of the Company’s common stock deliverable upon conversion of the Notes to the extent, that such receipt would cause the holder to become, directly or indirectly, the “beneficial owner” (as defined in the Notes) of more than 14.99% of the shares of the Company’s common stock outstanding at such time.

The foregoing description is qualified in its entirety by reference to the Amendment, which is filed herewith as Exhibit 4.2 to this Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events.

On January 29, 2015, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with the Initial Purchaser relating to the sale of up to $115.0 million aggregate principal amount of the Notes to the Initial Purchaser in a private placement in reliance on Section 4(a)(2) of the Securities Act and for initial resale by the Initial Purchaser to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company and the Initial Purchaser relied on these exemptions from registration based in part on representations made by the Company and the Initial Purchaser, respectively. The sale includes the exercise in full by the Initial Purchaser of its option under the Purchase Agreement to purchase up to an additional $15.0 million aggregate principal amount of Notes from the Company solely to cover over-allotments. The Purchase Agreement includes customary representations, warranties and covenants by the Company and the Initial Purchaser. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchaser against certain liabilities under the Securities Act. None of the Notes or the common stock issuable upon conversion of the Notes has been registered under the Securities Act or the securities laws of any other jurisdiction, and such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of February 3, 2015, between XenoPort, Inc. and U.S. Bank National Association, including the form of 2.50% Convertible Senior Note due 2022

4.2	Amendment No. 1 to Rights Agreement dated as of January 29, 2015 between XenoPort, Inc. and Computershare Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOPORT, INC.
(Registrant)

Dated: February 3, 2015	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Indenture, dated as of Febraury 3, 2015, between XenoPort, Inc. and U.S Bank National Association, including the form of 2.50% Convertible Senior Note due 2022

4.2	Amendment No. 1 to Rights Agreement dated as of January 29, 2015 between XenoPort, Inc. and Computershare Inc.